Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-57484, 333-67485, 333-87380, 333-90170, 333-105533, 333-115335 and 333-124740) and in the Registration Statements on Form S-3 (Nos. 333-121779, 333-95195, 333-108408, and 333-144496) of McMoRan Exploration Co. of our report dated July 24, 2007 relating to the Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties Acquired from Newfield Exploration Company, which appear in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
August 14, 2007